EXHIBIT 99

                GEOSCIENCE COMMENTS ON EXPECTED RESULTS FOR 1997

      HOUSTON, TEXAS, September 2, 1997 - GeoScience Corporation (NASDAQ:GSCI) today announced preliminary results for its third quarter ended September 30, 1997 and commented on the outlook for the balance of the year.

      Revenue from continuing operations for the quarter ended September 30, 1997 is expected to be approximately $17 million compared to revenue of $23.3 million for the quarter ended June 30, 1997 and revenue of $28 million for the quarter ended September 30, 1996.

      The decrease in revenue is primarily a result of approximately $16 million of anticipated sales shifting to the fourth quarter of 1997 and first quarter of 1998. Changes in schedules and vessel availability of the Company's customers have caused the delay in sales. Management does not believe that these sales opportunities have been lost to competition.

      Additionally, the Company anticipates an increase in manufacturing costs during the third quarter as a result of design changes to the SYNTRAK 480-24(TM) module, unfavorable manufacturing variances and other factors caused by the Company's efforts to meet the growth in the business.

      As a result of the decrease in sales and the increased manufacturing costs, the Company anticipates a loss from continuing operations in the range of $0.16 to $0.24 per share for the quarter ended September 30, 1997. Operating results for the fourth quarter of 1997 are expected to improve compared to the fourth quarter of 1996.

      Richard F. Miles, President, stated, "Although we have always been concerned that our quarterly financial results could be volatile due to the historical reliance on large orders with unpredictable timing, the expected results for the third quarter are truly disappointing given the continued strong demand for our equipment. Our customers' requirements for our type of products appear to be firm and we believe none of the sales originally projected in the third quarter have been lost to competition. Design changes to the SYNTRAK 480-24(TM) module should improve the manufacturing process going forward. Given the attainment of these orders and improvement in manufacturing efficiencies, the Company should achieve improved operating results in future periods."

      GeoScience Corporation designs, develops and manufactures seismic data acquisition systems and provides services for the oil and gas exploration and production industry.

***

FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

      For further information contact:

      Richard F. Miles                          Robert P. Jones / Vince Daniels
      President                                 Lee Foley - Media Relations
      GeoScience Corporation                    Morgen-Walke Associates
      10500 Westoffice Drive, Ste. 210          380 Lexington Avenue, 50th Floor
      Houston, TX  77042                        New York, NY  10168
      (713) 780-1881                            (212) 850-5600